Filed pursuant to 424(b)(3)
Registration No. 333-174533

MEDICAL HOSPITALITY GROUP, INC.
SUPPLEMENT NO. 2 DATED December 11, 2013
TO THE PROSPECTUS DATED July 11, 2013

This prospectus supplement (this “Supplement No. 2”) is part of the prospectus of Medical Hospitality Group, Inc. (the “REIT”), dated July 11, 2013, as supplemented by supplement no. 1 dated September 18, 2013 (the “Prospectus”), and should be read in conjunction with the Prospectus. This Supplement No. 2 supplements, modifies or supersedes certain information contained in our Prospectus. This Supplement No. 2 must be read in conjunction with our Prospectus. Unless otherwise indicated, the information contained herein is current as of the filing date of the prospectus supplement in which the Company initially disclosed such information. This Supplement No. 2 will be delivered with the Prospectus.

Suitability Standards

The following disclosure supersedes and replaces the information applicable to California investors in the section captioned “Investor Suitability Standards” on page 1 of the prospectus:

For residents of California, the suitability standards require that a purchaser of shares have a gross annual income of at least $70,000 and a net worth of at least $100,000. In addition, any investment cannot exceed 10% of the net worth (exclusive of such investor’s home, furnishings and automobiles) of the investor.

The date of this Supplement is December 11, 2013